EXHIBIT 10.16

January 5, 2022

Via Email

Kenneth Cundy

Re:	Terms of Transition and Resignation

Dear Ken:

This letter confirms the agreement (“Agreement”) between you and CohBar, Inc. (the “Company”) concerning the terms of your transition and separation from the Company, and offers you certain benefits to which you would not otherwise be entitled, conditioned upon your provision of a general release of claims and covenant not to sue now and upon the Resignation Date (defined below) as provided herein. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1. Resignation from Employment: As you know, you and the Company have determined that it is mutually beneficial for you and the Company to part ways and for your employment with the Company to end. The Company will nevertheless treat your resignation as a termination without Cause within the meaning of your November 17, 2014, Executive Employment Agreement with the Company (the “Employment Agreement”). The Company has discussed with you the terms under which it is willing to continue your employment through the Transition Period, as described further below.

2. Continued Employment; Other Release Consideration: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:

a. Resignation Date; Transition Period and Services: Your last day of employment with the Company will be March 31, 2022 (the “Resignation Date”). The period between now and the Resignation Date is the “Transition Period.” Between now February 25, 2022, you agree to continue to carry out, on a full-time basis, the duties and responsibilities of your position as directed principally by the CEO, and to provide other transition services as may reasonably be requested by the Company (the “Transition Services”). The Company agrees that, during the week of December 27, 2021, and from February 26, 2022 until the Resignation Date, you will be on paid vacation with no transition duties or responsibilities.

b. Compensation and Benefits; 2021 Performance Bonus:

i. During the Transition Period, the Company will continue to pay you your current base salary (including by way of a complete drawdown (to a zero balance) of your accrued paid time off for the period from February 26, 2022 through the Resignation Date), and you will continue to be eligible to participate in benefits customarily afforded to other Company executives, including participation in the Company-sponsored health benefits plan and continued vesting of stock options, to the fullest extent allowed by the governing plans, agreements or policies, but excluding participation in any 2022 bonus plans; and

Kenneth Cundy

ii. Conditioned upon your successful completion of the Transition Services (as reasonably determined by the Company in good faith and in its sole discretion), the Company will pay you, no later than February 25, 2022, a lump sum payment in the gross amount of $105,000, which represents 100% of your 2021 target performance bonus.

c. Separation Compensation: In exchange for your agreement to the supplemental general release and waiver of claims and covenant not to sue set forth in Exhibit A (the “Second Release”), to be signed no earlier than the Resignation Date, and your other promises herein, and pursuant to Section 2 of the Employment Agreement, the Company agrees as follows:

i. Severance: The Company agrees to pay you aggregate severance payments in the gross amount of $175,000, which constitutes fifty percent (50%) of your current annual base salary (the “Severance”). The Severance will be paid in consecutive installments following the effectiveness of the Second Release and in accordance with Company’s regular payroll schedule, with the first installment payment to occur on the first regular Company payroll date following the Second Release Effective Date (as defined in the Second Release);

ii. COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will, at its election, pay directly or reimburse your payment of the insurance premiums to continue your existing health benefits for six (6) months following the Resignation Date. You will remain responsible for, and must continue to pay, the portion of co-payments, etc. that you would have paid had your employment continued;

iii. Partial Stock Option Vesting Acceleration: Conditioned upon the approval of the Company’s Board of Directors (the “Board”), the Company will partially accelerate the vesting of Grant No. 3 (as defined in Section 6 below), as if you had remained employed with the Company for twelve (12) months following the Resignation Date, as set forth in Section 6(b), below; and

iv. Extension of Post-Termination Stock Option Exercise Period: Conditioned upon the approval of the Board, the Company agrees to extend the post-termination exercise deadline for the Options, as set forth in Section 6(c), below.

By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement (and the Second Release, if applicable) and that you would not otherwise be entitled to the release consideration.

3. Final Pay: On your final day of employment, the Company will pay you for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable and if any) and any similar payments due you from the Company as of your separation from employment. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.

Kenneth Cundy

4. Return of Company Property: You hereby warrant to the Company that, no later than the Resignation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Proprietary Information and Inventions Assignment Agreement (Exhibit B hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Resignation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.

6. Equity:

a. Pursuant to your Stock Option Agreements with the Company dated November 20, 2014 (“Grant No. 1”), January 29, 2017 (“Grant No. 2”) and April 26, 2021 (“Grant No. 3”), and the Company’s Amended and Restated 2011 Equity Incentive Plan, as amended (the “2011 Plan” and collectively, the “Stock Option Agreements”), you were granted options to purchase an aggregate of 1,450,000 shares of the Company’s common stock (collectively, the “Options”). As of the date of this letter, the Options are vested and unvested as follows: (i) Grant No. 1 (750,000 shares) is fully vested and exercisable at an exercise price of $0.73 per share; (ii) Grant No. 2 (500,000 shares) is fully vested and exercisable at an exercise price of $2.40 per share; and (iii) Grant No. 3 (200,000 shares) is vested and exercisable as to 91,667 shares at an exercise price of $1.38 per share, and unvested as to 108,333 shares. During the Transition Period, Grant No. 3 will continue to vest according to the terms of the applicable Stock Option Agreement.

b. If you execute this Agreement and the Second Release and satisfy all conditions for them to become effective, and subject to Board approval, the Company agrees to partially accelerate the vesting of Grant No. 3 as if you had remained employed with the Company for twelve (12) months following the Resignation Date, such that, on the Second Release Effective Date, Grant No. 3 will be deemed to have vested as to 162,500 shares.

c. At all times, your rights concerning the Options, including, without limitation, your post-termination right to exercise vested shares, will continue to be governed by the respective Stock Option Agreements and the 2011 Plan. However, if you execute this Agreement and the Second Release and satisfy all conditions for them to become effective, the Company will and hereby does extend the deadline for you to exercise all of the vested and unexercised shares subject to the Options until the earlier of: (i) the twelve (12) month anniversary of the Resignation Date; (ii) the closing of a Change in Control (as defined in the 2011 Plan); and (iii) the effective date of a dissolution or liquidation of the Company.

Kenneth Cundy

d. Stock Option Tax Treatment: You acknowledge that the foregoing option extension may cause any portion of the Options that constituted an incentive stock option to be reclassified as a non-qualified stock option under applicable tax laws; and (ii) you, and not the Company, shall be solely responsible for any tax consequences relating to such reclassification, including satisfaction of all applicable tax withholding requirements that become due upon exercise of the vested shares subject to the Options.

7. General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims of any kind under the Employment Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c. You and the Company do not intend to release: (i) claims that you may not release as a matter of law; (ii) claims for indemnification under California Labor Code Section 2802, or any rights of indemnification that you have under the Employment Agreement, and that you may have under the Company’s Certificate of Incorporation, Bylaws or a separate indemnification agreement; or (iii) any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Kenneth Cundy

8. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

10. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Francisco, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

11. Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

12. Confidentiality: The contents, terms arid conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

Kenneth Cundy

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B hereto and the Stock Option Agreements, constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16. Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

18. Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration to be provided to you pursuant to Section 2 will be provided only after the expiration of that seven (7) day revocation period.

Kenneth Cundy

19. Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that time (the “Effective Date”).

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,
CohBar, Inc.

By:	/s/ Joseph Sarret
Joseph Sarret
President and Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Kenneth Cundy	Date:	5 JAN 2022
Kenneth Cundy

EXHIBIT A

SECOND RELEASE

This General Release of All Claims and Covenant Not to Sue (the “Second Release”) is entered into between Kenneth Cundy (“Employee”) and CohBar, Inc. (the “Company”) (collectively, “the parties”).

WHEREAS, on [Date], Employee and the Company entered into an agreement regarding Employee’s transition and separation from employment with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);

WHEREAS, on March 31, 2022, Employee’s employment separation from the Company became effective (the “Resignation Date”);

WHEREAS, this agreement serves as the Second Release, pursuant to the Separation Agreement; and

WHEREAS, Employee and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Employee’s employment and separation from employment with the Company;

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Employee and the Company hereby enter into this Second Release.

1. Acknowledgment of Payment of Wages: By Employee’s signature below, Employee acknowledges that, on the Resignation Date, the Company paid Employee for all wages, salary, accrued vacation (if applicable and if any), bonuses, reimbursable expenses previously submitted by Employee, and any similar payments due Employee from the Company as of the Resignation Date. By signing below, Employee acknowledges that the Company does not owe Employee any other amounts, except as may become payable under the Separation Agreement and the Second Release. Employee agrees to promptly submit for reimbursement all final outstanding expenses, if any.

2. Return of Company Property: Employee hereby warrants to the Company that Employee has returned to the Company all property or data of the Company of any type whatsoever that has been in Employee’s possession, custody or control.

3. Consideration: In exchange for Employee’s agreement to this Second Release and Employee’s other promises in the Separation Agreement and herein, the Company agrees to provide Employee with the consideration set forth in Section 2(c) and Sections 6(b) and (c) of the Separation Agreement. By signing below, Employee acknowledges that Employee is receiving the consideration in exchange for waiving Employee’s rights to claims referred to in this Second Release and Employee would not otherwise be entitled to the consideration.

4. General Release and Waiver of Claims:

a. The payments and promises set forth in this Second Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which Employee may be entitled by virtue of Employee’s employment with the Company or Employee’s separation from the Company, including pursuant to the Separation Agreement. To the fullest extent permitted by law, Employee hereby releases and waives any other claims Employee may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims of any kind under the Employment Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of Employee’s employment or separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c. Employee and the Company do not intend to release claims: (i) that Employee may not release as a matter of law; (ii) claims for indemnification under California Labor Code Section 2802, or any rights of indemnification that Employee may have under the Employment Agreement, and that Employee may have under the Company’s Certificate of Incorporation, Bylaws or a separate indemnification agreement; or (iii) any claims for enforcement of this Second Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.

5. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Employee pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Second Release.

b. Nothing in this paragraph shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

6. Protected Rights: Employee understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Second Release, limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Employee further understands that this Second Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7. Non-disparagement: Employee agrees that Employee will not, directly or indirectly, disparage or make negative remarks regarding the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this section shall prohibit Employee from providing truthful information in response to a subpoena or other legal process. Further, nothing in this Second Release prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8. Review of Second Release; Expiration of Offer: Employee understands that Employee may take up to twenty-one (21) days to consider this Second Release (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by Employee before the end of the Consideration Period, will automatically expire. By signing below, Employee affirms that Employee was advised to consult with an attorney prior to signing this Second Release. Employee also understands that Employee may revoke this Second Release within seven (7) days of signing this document and that the consideration to be provided to Employee pursuant to Section 2(c) and Sections 6(b) and (c) of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period.

9. Effective Date: This Second Release is effective on the eighth (8th) day after Employee signs it, provided Employee has not revoked it as of that time (the “Second Release Effective Date”).

10. Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release, including, without limitation, the provisions on Arbitration, Governing Law, and Attorneys’ Fees.

Dated:
Name:
Title:
For the Company

Dated:
Kenneth Cundy

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT